EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement on Form S-4/A of First Advantage Corporation of our reports dated March 8, 2004, relating to the consolidated financial statements and financial statement schedule of First Advantage Corporation, which appear in First Advantage Corporation’s annual report on Form 10-K for the year ended December 31, 2003, as amended by First Advantage Corporation’s amended annual report on Form 10-K/A for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Tampa, Florida

July 21, 2004